REGAL-BELOIT	NEWS RELEASE
CORPORATION
"At the Heart of What Drives Your World."

FOR RELEASE ON OR AFTER:     March 31, 2004
FOR ADDITIONAL INFORMATION CONTACT:    Kenneth F. Kaplan
Vice President, Chief Financial Officer and Secretary
608-364-8800
Ext. 104

REGAL-BELOIT CORPORATION ANNOUNCES PRICING OF$100
MILLION CONVERTIBLE DEBT OFFERING

March 31, 2004 (Beloit, WI): REGAL-BELOIT Corporation (AMEX:RBC) announced today that it has entered into an agreement with the initial purchasers to sell $100 million aggregate principal amount of its 2.75% Convertible Senior Subordinated Notes due 2024 in a previously announced private placement pursuant to Rule 144A of the Securities Act of 1933, as amended. In addition, the Company has granted the initial purchasers of the notes the option to purchase up to an additional $15 million aggregate principal of the notes.

The Company intends to use the proceeds to repay $84.7 million of debt under its credit facility and to purchase $12.5 million worth of shares of REGAL-BELOIT common stock concurrently with the private placement.

The notes will be subordinate to existing and future senior indebtedness of the Company. The notes will be convertible, if certain conditions are met, into shares of REGAL-BELOIT common stock at an initial conversion rate of 39.1179 shares per $1,000 principal amount of notes (reflecting a premium of 27.5%, relative to the AMEX closing price for REGAL-BELOIT common stock of $20.05 on March 30, 2004), subject to adjustment. The notes will mature on March 15, 2024. Interest on the notes will be payable at the rate of 2.75% per annum. The Company may elect to redeem the notes beginning March 20, 2009. The redemption price and purchase price for any of the notes is 100% of principal amount, plus accrued interest.

Holders will have the right to require the Company to purchase the notes for cash on March 15, 2009, March 15, 2014 and March 15, 2019 and upon a fundamental change.

The offering is being made by means of an offering memorandum to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements. A description of those risks and uncertainties can be found in the company’s filings with the Securities and Exchange. In particular, there can be no assurance that the notes offering or the proposed share repurchase will be completed. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

REGAL-BELOIT Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin and has manufacturing, sales, and service facilities throughout the United States, Canada, and in Europe and Asia.

Corporate Offices
200 State Street • Beloit, WI 53511-6254
608-364-8800 • Fax: 608-364-8818
Website: www.regal-beloit.com